Amendment No. 1 to Administrative Services Agreement

Among

PACIFIC LIFE & ANNUITY COMPANY

and

FIRST TRUST VARIABLE INSURANCE TRUST,

Pacific Life & Annuity Company and First Trust Variable Insurance Trust, have previously entered into an Administrative Services Agreement dated May 1, 2012 (the “Agreement”). The parties now desire to amend the Agreement by this amendment (the “Amendment”).

Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated, the terms defined in the Agreement shall have the same meaning in this Amendment.

A M E N D M E N T

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.	Section 6 of the Agreement is hereby amended to include the following provision:

(g) Limitation of Liability: All parties hereto are expressly put on notice of the Fund’s Declaration of Trust and all amendments thereto, copies of which are on file with the Secretary of the Commonwealth of Massachusetts, and the limitation of shareholder and trustee liability contained therein. This agreement is executed on behalf of the Funds by the Funds’ officers in their capacity as officers and not individually and is not binding upon any of the Funds’ trustees, officers or shareholders of the Funds individually but the obligations imposed upon the Funds by this agreement are binding only upon the assets and property of the Funds, and persons dealing with the Funds must look solely to the assets of the Fund for the enforcement of any claims.

The remaining provisions contained within Section 6 of the Agreement remain in full force and effect.

2.	Schedule A of the Agreement is deleted and replaced in its entirety with the Schedule A attached hereto.

3.	The changes set forth herein shall be effective as of May 1, 2014.

Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same Amendment.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed as of March 1, 2014.

PACIFIC LIFE & ANNUITY COMPANY

By: /s/ Anthony J. Dufault
Name: Anthony J. Dufault
Title: Assistance Vice President

Attest: /s/ Brandon J. Cage
Name: Brandon J. Cage, Assistant Secretary

FIRST TRUST VARIABLE INSURANCE TRUST

By: /s/ Mark R. Bradley
Name: Mark R. Bradley
Title: President

SCHEDULE A

LIST OF PORTFOLIOS

First Trust/Dow Jones Dividend & Income Allocation Portfolio

First Trust Multi-Income Allocation Portfolio

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